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                         NGV ECOTRANS TECHNOLOGY CENTER




                  NATURAL GAS VEHICLE DEVELOPMENT COMPANY INC.

                                       AND

                        ECOTRANS AFTERMARKET CORPORATION

                                        A

                                  JOINT VENTURE





                                   MAY 1, 1993


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

                             JOINT VENTURE AGREEMENT
                                      INDEX

                                                                         Page
                                                                         ----
 1.   Definitions                                                          1
 2.   The Joint Venture                                                    4
 3.   Contributions by Parties                                             9
 4.   Interests and Undertakings of Parties                               10
 5.   Management Committee                                                12
 6.   Manager                                                             14
 7.   Programs and Budgets                                                17
 8.   Accounts and Settlements                                            18
 9.   Distribution and Allocation of Income and Loss                      20
10.   Insurance                                                           21
11.   Representations and Warranties                                      22
12.   Parties' Defaults and Remedies:
       Arbitration of Disputes                                            23
13.   Indemnification                                                     25
14.   Termination                                                         26
15.   Transfer of Interest                                                27
16.   General Provisions                                                  29

      Exhibit "A"     1993 and 1994 Budget
      Exhibit "B"     Cylinder Pricing Schedule
      Exhibit "C"     Tax Matters
      Exhibit "D"     Schedule of Equity Contributions

                             JOINT VENTURE AGREEMENT

     THIS AGREEMENT is made as of the 1st day of May 1993 (the "Effective Date") by and between Natural Gas Vehicle Development Company Inc., a California corporation ("NGVD") and EcoTrans Aftermarket Corporation, a California corporation ("ECA"). The parties hereby agree to form a Joint Venture upon the terms and conditions set forth in this Agreement.

                                    RECITALS

     Whereas, NGVD and ECA wish to enter into a Joint Venture for certain business, technical, and public interest purposes with its primary goal being to generate a profit by providing superior equipment and services necessary to contribute to the development of a credible natural gas vehicle market.

     NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, NGVD and ECA agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Intentionally omitted.

     1.2 "Affiliate" means any person or entity related to a Party in such a way that either the Party or such person or entity directly or indirectly controls or is controlled by or is under common control with the other. For this purpose, "control" means the power, direct or indirect, to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.


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

     1.3 "Agreement" means this Joint Venture Agreement, as it may be amended from time to time, together with all exhibits to it.

     1.4 "Assets" means all real and personal property of the Joint Venture, tangible and intangible, transferred to, held, developed or acquired for the benefit of the Joint Venture.

     1.5 "Authorized Person" means the officers, directors, principals and employees of a Party and its Affiliates whom a party designates as an Authorized Person by notification to the Management Committee.

     1.6 "Budget" means a detailed estimate of all costs to be incurred by the Joint Venture with respect to a Program and a schedule of cash advances to be made.

     1.7 "Change in Control" means the occurrence, in the case of a corporation, of any Person becoming the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the corporation entitling such person to exercise greater than 50% of the total voting power of all shares of capital stock of the corporation entitled to vote in the election of directors.

     1.8 "CNG Cylinders" means compressed natural gas cylinders which are manufactured by CNG Cylinder Company a division of NGV Systems, Inc., a Delaware corporation with offices at 2250 Cherry Industrial Circle, Long Beach, California 90805.

     1.9 "Contract Year" means the period from the Effective Date through December 31, 1993 for the first Contract Year, and the calendar year (January 1
- December 31) for each subsequent year.

     1.10 "Defaulting Party" shall have the meaning set forth in section 12.1

     1.11 "Effective Date" means the date this Agreement is set forth by the Parties, as shown in the initial paragraph of this Agreement.

     1.12 "Equity Contribution" means the contributions which each Party agrees to make to the Joint Venture pursuant to Article III of this Agreement.

     1.13 "Insolvent Party" shall have the meaning ascribed to it in Section
15.5.

     1.14 "Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

     1.15 "Joint Venture" means that entity created by this Agreement.

     1.16 "Joint Venture Financing" means financing arranged by the Joint Venture to fund approved Budgets and Programs.


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

     1.17 "NGV Conversion Kit" means the components and apparatus required to convert a gasoline or diesel engine to enable it to be fueled by natural gas.

     1.18 "Management Committee" means the committee established under Article
V.

     1.19 "Manager" means the person appointed pursuant to Article VI.

     1.20 "NGV" means Natural Gas Fueled Vehicle.

     1.21 "NGVD" means Natural Gas Vehicle Development Company Inc., a California corporation with an office at 2250 Cherry Industrial Circle, Long Beach, California 90805.

     1.22 "Non-Defaulting Party" shall have the meaning set forth in Section
12.1.

     1.23 "Notice of Default" shall have the meanings set forth in Section 12.2, as the context requires.

     1.24 "Notices" shall have the meaning set forth in Section 16.1.

     1.25 "Operations" means the activities carried out under this Agreement in accordance with approved Programs and Budgets.

     1.26 "Participating Interests" means the respective percentage ownership interest of a Party in the Joint Venture.

     1.27 "Party" or "Parties" means the persons or entities that from time to own participating interests.

     1.28 "Person" means an individual, a partnership, a corporation or any other legal entity.

     1.29 "Program" means a description in reasonable detail of Operations to be conducted by the Joint Venture for a designated period, which is adopted by the Management Committee under Article VII.

     1.30 "ECA" means EcoTrans Aftermarket Corporation, a California Corporation with its principal office at 555 West Fifth Street, Los Angeles, California 90013-1011.

     1.31 "Tax Matters Partner" shall have the meaning set forth in Exhibit "C" which is attached to this Agreement.


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

                                   ARTICLE II

                                THE JOINT VENTURE

     2.1 Formation. NGVD and ECA hereby enter into and form a Joint Venture, which shall be a general partnership under the laws of the State of California for the limited purposes set forth in this Agreement. The Assets shall be held in the Joint Venture name and not in the names of the individual Parties, and no Party shall have any individual ownership in such property except for its property rights as a Party to this Joint Venture. All agreements, permits and transactions regarding the Assets, shall be executed and performed by the Joint Venture in its own name and not in the names of the individual Parties. The Joint Venture shall operate in accordance with the terms and conditions of this Agreement.

     2.2 Name and Principal Place of Business. The Joint Venture shall conduct its business under the trade names "NGV EcoTrans Technology Center". Its principal place of business shall be Los Angeles, California. The principal place of business may be changed from time to time, and other places of business may be established by actions taken in accordance with the provisions of this Agreement governing management of the Joint Venture's business and affairs. The Joint Venture shall make any registration required by applicable trade name, assumed name or fictitious name statutes and similar statutes.

     2.3 Purpose. This Joint Venture, a profit oriented business, is formed for the following limited purposes and to perform any operations or activities necessary, appropriate or incidental to the conduct of the Joint Venture:

     (1)  Business Purposes.

     (a)  Conversions:

           (i) To undertake the conversion of vehicles to natural gas power;

          (ii) To furnish information concerning, but not to provide, customer financing for NGV conversion and equipment costs;

         (iii) To provide quality NGV conversions at reasonable prices and in accordance with customers desires;

          (iv) To be the recognized leader within the NGV conversion industry in the southwestern United States.


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

     (b)  Testing:

          (i) To acquire and operate an Environmental Protection Agency/Federal Test Procedure ("EPA/FTP") laboratory and emissions testing facility for natural gas powered vehicles; and

          (ii) To solicit emissions testing work from underhood equipment manufacturers, testing laboratories, original equipment manufacturers (OEMs), the Federal Department of Energy, the California Air Resources Board, and others.

     (c)  Outside Cylinder and Kit Sales:

          (i)  To be a distributor and stocking warehouse of CNG Cylinders; and

          (ii) To act as a distributor and/or operate a stocking warehouse for related parts and equipment that are necessary for operation of the NGV business or to ensure availability of such parts and equipment to customers of the Joint Venture.

     (d)  Consultation:

          (i) To provide consultation, training and maintenance services for NGV's and related equipment.

     (2)  Technical Purposes.

     (a) Promote the establishment of emissions, performance, and safety standards for NGV conversions;

     (b) Develop data base of NGVs' performance including: emissions degradation, catalyst performance, lubrication oil degradation, and horsepower change;

     (c)  Establish installation quality standards;

     (d)  Evaluate diesel conversion methods;

     (e)  Exchange NGV data with other technical sources; and

     (f)  Provide specification writing capability for conversion projects.


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     (3)  Public Interest Purposes:

     (a)  Strategy:

           (i) Promote economic advantages of natural gas;

          (ii) Support favorable taxation of natural gas over other fuels;

         (iii) Educate legislators and governmental officials to the benefits of natural gas for vehicle operation;

          (iv) Support California Air Resources Board (CARB) vehicle emissions standards in the United States for NGV conversion equipment;

           (v) Support tax incentives for clean fuel vehicles;

          (vi) Promote or support other incentives for clean fuel delivery vehicles, such as double parking approval or express lane permits; and

         (vii) Support federal funding for natural gas fueled transit fleet vehicles in California.

     (b) Implementation: The Joint Ventures' public interest strategy shall be developed and implemented only through close coordination with the Management Committee. NGVD and ECA shall support and assist with the implementation of the Joint Venture's public interest strategy, provided however, that the Joint Venture shall not incur any cost of implementing the public interest strategy.

     2.4 Powers. In furtherance of the purposes of the Joint Venture as set forth in Section 2.3 hereof, the Joint Venture shall have the following powers:

     (1) To acquire from other Persons interests in real or personal property of any kind or description, including, but not limited to leases, licenses, patents, processes, techniques, machinery, equipment, or contractual rights to acquire such interests;

     (2) To borrow or otherwise raise money on behalf of the Joint Venture, from any source, including one or more of the Parties, upon such terms and conditions as the Management Committee may deem advisable and proper, to execute promissory notes, drafts, bills of exchange and other instruments and evidences of indebtedness and to secure the payment thereof by mortgage, pledge or assignment of or security interest in all or any part of any property or interest then owned or thereafter acquired by the Joint Venture, and to refinance, recast, modify or extend any of the obligations of the Joint Venture and the instruments securing those obligations;

     (3) To sell, transfer, relinquish, release, abandon or otherwise dispose of any Joint Venture property or any interest therein or contractual right to acquire the same from any Person;

     (4) To hold and administer Joint Venture property and to purchase and maintain inventories of equipment, material, and machinery, and to hold, invest and reinvest the assets of the Joint Venture;

     (5) To employ and retain any Person or Persons as agent, employee, consultant or independent contractor of the Joint Venture, and to employ such legal, accounting, and engineering services and other professional advice as the Management Committee shall deem advisable;

     (6) To contract for third party services and equipment;

     (7) To engage in all such other activities related to the purposes of the Joint Venture as are not prohibited by applicable law or the provisions of this Agreement.

     2.5 Limitations. Unless the Parties otherwise agree in writing, operations of the Joint Venture shall be limited to the purposes stated in Section 2.3 and the powers stated in Section 2.4. Nothing in this Agreement shall be construed:

     (1) To authorize any Party to act as agent for another Party except as provided in this Agreement; or

     (2) To permit any Party to undertake the conduct of any other business on behalf of another Party; or

     (3) To enable the Joint Venture to incur any cost for implementing the public interest strategy; or

     (4) To enable any Party to borrow money or incur obligations or behalf of the Joint Venture, to use the credit of another Party or of the Joint Venture for any purpose, or to pledge, assign or otherwise encumber the Assets except as provided in this Agreement; or

     (5) To cause the Joint Venture to be responsible for the development of the refueling station infrastructure except for refueling facilities on the Joint Venture's premises; or

     (6) To enable the Joint Venture to provide financing of customer conversions.

     2.6 Other Business Opportunities. Except as expressly provided in this Agreement, each Party shall have the right to independently engage in and receive full benefits from other business activities, whether or not competitive with the operations of the Joint Venture, without consulting the other Parties. During the term of this


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Agreement, NGVD shall not engage in, directly or indirectly, business activities competitive with the business of the Joint Venture ("Competitive Activities") in the Territory. Notwithstanding the foregoing, NGVD and its affiliates may continue to sell CNG Cylinders and NGV Conversion Kits to the Joint Ventures' competitors in the "Territory." As used herein, "Territory" means southern California, including and south of the counties of San Luis Obispo and Fresno.

     2.7 Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated by the occurrence of any one of the conditions described in Section 14.1 and thereafter until all Assets have been disposed of and a final accounting has been made between the Parties as provided in Section 14.3.

     2.8 Tax Election, Tax Returns, and Allocations. The Parties recognize that this Agreement creates a partnership for federal and state income tax purposes, and the Parties do hereby agree not to elect to be excluded from the application of Subchapter K of Chapter I of Subtitle A of the Internal Revenue Code or any similar state statute. Federal, state and foreign partnership income tax returns shall be timely filed by the Joint Venture with no more extensions than are reasonably required. The Tax Matters Partner, in consultation with the Manager, shall prepare and file the partnership tax returns and make appropriate elections and allocations on such returns in accordance with the accounting procedures described in Exhibit "C".

     2.9 Termination of Rights to Assets. Except as otherwise provided in this Agreement, no Party shall permit or cause all or any part of its interest in the Assets or the Joint Venture to be sold, exchanged, encumbered, surrendered, abandoned or otherwise terminated.

     2.10 Staff.

     (1) The Joint Venture's staff will include the Manager, a controller and such mechanics, technicians, and support personnel as are necessary to carry out the business purposes of the Joint Venture efficiently and profitably.

     (2) The Joint Venture intends not to discriminate on the basis of union affiliation or the lack thereof.

     2.11 Office and Work Facilities.

     (1) The Joint Venture shall lease a facility (primary facility) in the Los Angeles marketing area. The Los Angeles facility will be outfitted with a full FTP emissions testing and systems analysis laboratory. All initial leasehold improvements specific to the laboratory installation and the activities of the Joint Venture shall be at the expense of the Joint Venture as described in the approved budget. All initial leasehold improvements normally and regularly provided by the property owner will be provided by the landlord, all of which shall be identified in the lease.


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

     (2) The early conversion work will be performed at the NGVD facility in Long Beach or in facilities leased on a monthly basis until the Primary Facility is ready for occupancy (estimated January 1, 1994).

     (3) The Joint Venture will make office space and support services available to a University (to be selected by the Management Committee) for its oversight activities.

     2.12 Development of Funding

     (1)  Customer Financing:

          The Joint Venture will not provide financing for any of its products and services;

     (2)  Lab Testing:

          The Joint Venture will pursue federal grants and other sources of outside funding to support the lab testing function.

     2.13 Market Area. The market area for the Joint Venture will be the Territory as defined in Section 2.6.

     2.14 Expert Oversight Agency. The Joint Venture will seek to establish a University (to be selected by the Management Committee) as an expert oversight agency to monitor and document natural gas vehicle emissions and performance.

     2.15 Start-up Costs. Each Party shall absorb its own costs related to the formation of the Joint Venture.

                                   ARTICLE III

                            CONTRIBUTIONS BY PARTIES

     3.1 Aggregate Equity Contributions by the Parties will be $2,070,000 Dollars. Total contributions to be paid by each of the Parties is as follows:

          NGVD:   One Million Thirty-Five Thousand Dollars ($1,035,000)
          ECA:    One Million Thirty-Five Thousand Dollars ($1,035,000)

     3.2 NGVD's Equity Contribution. At the time of its execution of this Agreement NGVD shall deliver to the capital of the Joint Venture its One Million Thirty-Five Thousand Dollars ($1,035,000) non-interest bearing capital contribution promissory note (See Exhibit "D") which shall be secured by NGVD's interest in the Joint Venture and which shall be payable in unequal payments as shown on Exhibit "A". NGVD shall contribute as in kind, equity contributions, its technical expertise in


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

regard to underhood technology, cylinder application, conversion quality and vehicle performance standards, management expertise in organizing and operating this type of facility, goods and services and its existing laboratory upgraded to perform gas speciation analysis.

     3.3 ECA's Equity Contribution. At the time of its execution of this Agreement ECA shall deliver to the capital of the Joint Venture its One Million Thirty-Five Thousand Dollars ($1,035,000) non-interest bearing capital contribution promissory note (See Exhibit "D") which shall be secured by ECA's interest in the Joint Venture and which shall be payable in unequal payments as shown on Exhibit "A".

     3.4 Additional Contributions. After the Parties have made their Equity Contributions, the Management Committee may, for approved Programs and Budgets and subject to the consent of all of the Parties to this Agreement, call for additional contributions from the Parties. In response to such call for additional contributions, each Party shall contribute additional funds or In-Kind Contributions in proportion to its Participating Interest. The Management Committee may also reduce the amount of contributions required of the parties.

     3.5 In-Kind Contributions. All or a portion of any Party's Equity Contributions, including NGVD's In-Kind Contributions described in Section 3.2 (above) and any other capital contributions, may be comprised of in-kind contributions ("In-Kind Contributions") of laboratory equipment for use by the Joint Venture, CNG cylinders and underhood kit materials to stock the Joint Venture's inventory and other real or personal property. All such In-Kind Contributions that are additional to those described on Attachment "D" must be approved in advance by the Management Committee. All In-Kind Contributions shall be free and clear of any liens or encumbrances. For In-Kind Contribution credits: (i) the personal property and real property shall be valued at, subject to independent appraisal, its fair market value, considering age and condition; and (ii) CNG Cylinders shall be valued in accordance with the terms and conditions of Section 6.3. A prototype of an NGVD Master Distributor Price Sheet is attached to this Joint Venture Agreement as Exhibit "B".

     3.6 Late Payments. Any party that fails to make equity contributions will be subject to the default provisions (Article XII).

                                   ARTICLE VI

                      INTERESTS AND UNDERTAKINGS OF PARTIES

     4.1 Participating Interests.


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

     (1) The two Parties shall have equal Participating Interests in the profits, losses, assets and notes of the Joint Venture:

                     NGVD:    Fifty Percent (50%)
                     ECA:     Fifty Percent (50%)

     4.2 NGVD Undertakings. In addition to its other obligations and responsibilities enumerated in this Agreement, including Exhibit "D" NGVD agrees to:

     (1) Provide specialized technical assistance, as approved in advance by the Management Committee.

     (2) Provide training for conversion workers.

     (3) Support the Joint Venture's marketing activities.

     (4) Assist with the development and maintenance of a system of Internal Controls which shall be implemented by NGVD and approved by the Management Committee to provide reasonable assurance that:

          (a) The Joint Venture's assets are safeguarded against loss or unauthorized use; and

          (b) The Joint Venture's financial records are adequate and reliable for preparation of financial statements and other financial data.

     4.3 ECA Undertakings. In addition to its other obligations and responsibilities enumerated in this Agreement, ECA agrees to:

     (1) Act as the Tax Matters Partner;

     (2) Assist with the development and maintenance of a system of internal controls which shall be implemented by NGVD and approved by the Management Committee to provide reasonable assurance that:

          (a) The Joint Venture's assets are safeguarded against loss or unauthorized use; and

          (b) The Joint Venture's financial records are adequate and reliable for preparation of financial statements and other financial data.

     (3) Provide access to the NGV marketing information that is available to the general public at ECA.


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     (4) Provide oversight for the Joint Venture's real estate activities.

                                    ARTICLE V

                              Management Committee

     5.1 Organization and Composition. The Parties shall conduct the business of the Joint Venture through a Management Committee, which shall determine overall policies, objectives, procedures, methods and actions under this Agreement. NGVD and ECA shall each appoint two members to the Management Committee. Each Party may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed to be a member. Appointments shall be made or changed by written notice to the other Parties. Each committee member may bring such technical and other advisors as it deems appropriate to all Management Committee meetings.

     5.2 Chairmanship. One of NGVD's members of the Management Committee will be designated as chairman of the Management Committee for the balance of 1993. Thereafter, the chairmanship will be alternated between the members designated by each Party, beginning with ECA's member in 1994.

         1994 - ECA's member

         1995 - NGVD's member

         1996 - ECA's member

     5.3 Decisions. Each Party shall vote and act through its appointed members on the Management Committee, unless otherwise provided in this Agreement. Decisions made by the Management Committee shall be by the unanimous consent of all members of the Management Committee. In the event of an impasse having a materially adverse effect on Joint Venture operations, the matter shall be determined by binding arbitration in accordance with Section 12.4; provided, however, that, without its express written consent, no Party shall be required, through arbitration or otherwise, to make any additional contributions, advances or loans to, or to pay or guarantee any obligations or indebtedness of, the Joint Venture except as expressly provided in this Agreement.

     5.4 Meetings. The Management Committee shall hold regular meetings at least quarterly at any mutually agreed place. Unless otherwise agreed, the quarterly meetings shall be held at 10:00 a.m. on the first Friday in March, June, September and December in Los Angeles, California. The Manager shall give the Parties thirty (30) days notice of regular meetings, but receipt by all Parties of such thirty (30) day notice shall not be a prerequisite for the holding of a regular meeting. Any Party may call a special meeting upon ten (10) days notice to the other Party. In case of emergency, reasonable notice of a special meeting shall suffice.


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     Notice may be waived by the written consent of the Management Committee members. A quorum for any meeting shall consist of one member representing each Party. However, if any Party fails to attend two consecutive properly called meetings, then a quorum shall consist of the members representing the other Party and such Parties' vote shall be considered a unanimous vote for the purposes of the conduct of all business properly noticed.

     Each meeting notice shall include an itemized agenda prepared by the Manager and including all matters proposed for the consideration by any Party in the case of a regular meeting, or by the Party calling the meeting in the case of a special meeting, nut any matters may be considered if any Party adds the matter to the agenda by notice to the other Parties at least 48 hours before the meeting. Each notice shall include a copy of any document as to which action is to be taken. Supplemental information may be requested by any Party.

     The Manager shall prepare minutes of each meeting and shall distribute copies of the minutes to the Parties within three (3) days after the meeting. Each Party shall return to the Manager signed minutes or specific objections within thirty (30) days of receipt. If an objection to the minutes is received and not resolved by the Parties at least three (3) days prior to the next meeting of the Management Committee, the minutes in dispute shall again be considered at the next meeting of the Management Committee when final minutes shall be agreed upon. The minutes, when signed by all Parties, shall be the official record of the decisions made by the Management Committee and shall be binding on the Parties.

     The Manager shall attend all Management Committee meetings unless the Management Committee requests that he not be in attendance at a specific Management Committee meeting. By specific request of the Management Committee, other personnel employed in Joint Venture operations also may be required to attend a Management Committee meeting. Reasonable costs incurred in connection with such Management Committee meeting attendance by the Manager and other Joint Venture personnel shall be Joint Venture costs.

     5.5 Action Without Meeting. In lieu of meetings, the Management Committee may hold telephone conferences, so long as minutes of such meetings are promptly distributed to the Parties and shall become effective when signed by the members of the Management Committee and returned to the Chairman. The Management Committee, in lieu of deciding any matter at a meeting or by telephone conference, may act by instrument in writing signed by each member of the Management Committee.

     5.6 Matters Requiring Management Committee Approval. The Management Committee shall have exclusive authority to make all major policy, financial and operating decisions associated with the Joint Venture and with this Agreement, including but not limited to

     (1) Requiring additional capital contributions from the Parties in accordance with Section 3.4 of this Agreement;


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

     (2) Approving Joint Venture Financing

     (3) Approving plans or standards for distribution of Joint Venture cash;

     (4) Approving acquisition or disposition of Assets of the Joint Venture, which exceeds Five Thousand Dollars ($5,000) in value or is not in the budget;

     (5) Approving the assumption, guarantee or approval of the incurrence of any obligation for borrowed money, or the approval of other Joint Venture Financing arrangements on behalf of or in the name of the Joint Venture including any obligation for borrowed money secured by any encumbrance in respect of the Joint Venture, even though the Joint Venture has not assumed or become liable for the payment of such obligation;

     (6) Approving making any investment not in the ordinary course of business, whether by stock purchase, capital contribution, loan or advance or by purchase of property or otherwise, on behalf of or in the name of the Joint Venture;

     (7) Approving the sales of any notes or accounts receivable of the Joint Venture with recourse, at a discount or otherwise, for less than the fair market value thereof. Notwithstanding this provision, the Manager shall have the ability, within guidelines to be established by the Management Committee, to give volume discounts and other price allowances on the sale of goods or services by the Joint Venture;

     (8) Retaining any law firm or accounting firm to represent the Joint
Venture;

     (9) Determining actual sales and marketing programs for the Joint Venture;

     (10) Selection of General Manager and Controller; and

     (11) Approving Transfer of Management or Key Personnel.

                                   ARTICLE VI

                                     MANAGER

     6.1 Appointment. The Management Committee shall appoint a manager with overall responsibility for all Operations from the Effective Date. The Manager shall serve in such capacity until he resigns or is replaced. The Parties direct the Manager to perform the duties of the Manager of the Joint Venture subject to the terms and conditions of this Agreement. The Parties agree that at all times the Manager shall be the agent of the Joint Venture for conducting Operations on behalf of the Joint Venture and for the performance of such other duties as are imposed on the Manager by the Parties under or pursuant to the provisions of this Agreement. The Manager shall consult freely with the Management Committee. The Manager shall receive compensation for the performance of his duties in an amount to be determined by the Management Committee.


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

     6.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, approved Programs and Budgets, and the supervision and direction of the Management Committee, the Manager shall have the powers and duties to:

     (1) Manage, direct and control all Operations in accordance with approved Programs and Budgets and in accordance with the other provisions of this Agreement;

     (2) Take all actions, perform all duties and make or incur such expenditures as are required to maintain the titles and interests of the Joint Venture in and to the Assets;

     (3) Arrange for and carry out Operations, including but not limited to obtaining such competent consultants, technicians, agents, employees and independent contractors as may be required and purchasing and selling such materials, supplies, equipment and services as may be required in connection with Operations and entering into such contracts exclusively on behalf of the Joint Venture as may be necessary in connection therewith in accordance with contracting guidelines approved by the Management Committee. Such contracting guidelines shall, among other things, specify that such contracts shall not be for a term greater than 12 months, nor for a quantity in excess of that which the Joint Venture is reasonably expected to consume in such period; (ii) that the vendor/contractor protect, indemnify and/or insure the Joint Venture against
(a) personal injury and property damage arising from defects in materials and labor supplied and (b) claims of infringement and unlawful use of patents, know-how and proprietary rights, and (iii) that the terms of such contracts otherwise be at least as favorable to the Joint Venture as those usual and customary in the industry. As to Operations conducted pursuant to an approved Program and Budget, the Manager may not exceed five percent (5%) of any budgeted line item and shall not exceed the Budget by more than Five Thousand Dollars ($5,000) in the aggregate without the prior approval of the Management Committee. Fixed assets may be sold by the Manager without Management Committee approval only if the sale meets all of the following criteria:

     (a)  It is no longer required for Operations; and

     (b)  It has fair market value of Five Thousand Dollars ($5,000) or less;
          and

     (c) The fair market value equals or exceeds the net book value of the equipment.

All fixed asset sales and purchases over Five Thousand Dollars ($5,000) must be specifically approved by the Management Committee as part of a Program and Budget;

     (4) Protect the interest of the Parties in connection with the valuation of the Assets by public authorities for tax purposes;

     (5) Conduct Operations in compliance with all applicable statutes, regulations and orders of federal, state and local governmental bodies, including but not limited to those relating to safety requirements, working conditions, equal opportunity and affirmative action, workers' compensation, employee benefits, and environmental protection, and secure all licenses, permits and approvals necessary for Operations;

     (6) Supervise the keeping of full and accurate records and accounts of all transactions' entered into on behalf of the Parties and of all Joint Venture costs and of all funds disbursed by it or under its direction in accordance with the Joint Venture's accounting procedures;

     (7) Supervise the preparation and distribution of reports of each Party on Operations and Finances in accordance with Article VIII;

     (8) Prepare and maintain minutes of all Management Committee meetings and related correspondence;

     (9) In case of emergency, take any action the Manager deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation;

     (10) Notify the Management Committee of any material event or action affecting Operations as soon as possible following such event or action;

     (11) Undertake compliance with all relevant State and Federal withholding tax and unemployment tax requirements with respect to Joint Venture employees; and

     (12) Have such additional powers and duties as the Management Committee may direct.

     6.3 Transactions with Parties or their Affiliates. If the Manager engages Affiliates of the Parties to provide products and services to be used in the conduct of the Joint Venture business, be shall do so on terms no less favorable to the Joint Venture than would be the case with unrelated persons in arm's-length transactions and shall do so only with the approval of the Management Committee. The purchase price for CNG Cylinders purchased from CNG Cylinder Company shall be the lesser of: (a) Eighty-Six percent (86%) of the price shown on the then effective Price Sheet of its Master Distributor Pricing; or (b) the lowest price (net of freight costs) then being charged for similar quantities to any other NGVD customer in the United States. The Joint Venture's purchase price for NGV Conversion Kits shall be no more than the lowest price (net of freight costs) then being charged for similar quantities to any other NGVD customer in the United States.

     6.4 Standard of Care and Liability. The Manager shall conduct and manage the Operations and perform all of his obligations as Manager in a workmanlike and commercially reasonable manner, using his prudent business judgment for the benefit of the Joint Venture.

                                   ARTICLE VII

                              PROGRAMS AND BUDGETS

     7.1 Operations Pursuant to Programs and Budgets. Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to Programs and Budgets approved by the Management Committee.

     7.2 Content of Programs and Budgets. Each annual Program and Budget shall describe in reasonable detail the full nature and extent of the proposed operations. The Budget for each year shall also include, as applicable, all anticipated costs and expenses, including but not limited to development, operation and maintenance expenditures, capital expenditures, working capital requirements, and a statement of all anticipated cash calls for the ordinary, necessary operating costs of the Joint Venture, as well as extraordinary capital or acquisition expenses. Each Budget shall also include quarterly production and marketing schedules and forecasts, as applicable, with costs estimates and budgets in sufficient detail to conform with industry standards.

     7.3 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager and, after the initial Program and Budget, shall be for one Contract Year. Each adopted Program and Budget, regardless of how many years it covers, shall be reviewed at least once a year at the December regular meeting of the Management Committee.

     7.4 Program and Budget for Initial Period. The Program and Budget for the period from the Effective Date through December 31, 1993 and the 1994 program are attached as Exhibit "A", and are hereby adopted.

     7.5 Review and Approval of Proposed Program and Budget.

     7.5.1 Presentations. The Manager will present the proposed Program and Budget to each member of the Management Committee of this Joint Venture no later than thirty (30) days before the date of the December quarterly Management Committee meeting. Within ten (10) days after receipt of the Manager's proposed Program and Budget, a Party may propose modifications to the Manager's proposal or alternatives to the proposed Program and Budget. At the meeting, the Management Committee will consider the proposed Program and Budget and any suggested modifications or alternatives and will vote to approve or reject a Program and Budget.

     7.5.2 Deadlock. If the Management Committee for any reason fails to approve a Program and Budget within the time provided in Section 7.5.1 for any Contract Year, then no cash of the Joint Venture may be distributed to the Parties from the date of such deadlocked December quarterly meeting until a Program and Budget for such Contract Year is approved.

     7.5.3 Modifications. The Management Committee will monitor the Joint Venture's actual results versus the approved Program and Budget regularly and will make modifications to the Program and Budget as necessary.

                                  ARTICLE VIII

                            ACCOUNTS AND SETTLEMENTS

     8.1 Monthly Cash Budget. The Manager shall promptly submit to the Parties monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Venture. The monthly statement shall show:

     (1) The estimated amount that will be required to be raised during the succeeding calendar month (or such longer period as may be determined by the Management Committee) for the approved Program and Budget;

     (2) The portion of any Joint Venture Financing debt which is due and payable in the succeeding calendar month;

     (3) The extent, if any, to which the above amounts may be satisfied by funds (in excess of a proper amount of Joint Venture working capital) previously furnished to the Joint Venture under this Agreement or Gross Proceeds on hand;

     (4) Credits to the Joint Venture, if any, including those arising from adjustment of accruals to the actual expenditures; and

     (5) A summary of the Joint Venture's activities and the results of such activities.

     (6) Such other information as the Management Committee may direct.

     The monthly cash budget shall include an amount to cover the monthly general expenses of the Joint Venture, an amount to cover the anticipated expenditures during the succeeding month for approved Operations and an amount required to maintain reasonable working capital.

     8.2 Accounts. The Manager shall maintain at the Joint Venture's principal office complete financial books and records, on the accrual basis for financial reporting in accordance with generally accepted accounting principles, showing all costs, expenditures, sales, receipts, disbursements, assets and liabilities, and profits and losses. These accounts shall include general ledgers and supporting and subsidiary journals, invoices, checks and other customary documentation. The Manager shall also maintain at such offices all other records necessary, convenient or incidental to the recording of the Joint Venture's affairs. The accounts shall be retained for the duration of the period allowed the Parties for audit or the period required by the Internal Revenue Code or the needs of any Party.

     8.3 Audits

     8.3.1 Independent Audits. The Joint Venture's financial statements shall be audited annually by an independent certified public accounting firm selected by the Management Committee. Such audit will take place annually and will be completed within three (3) months after the end of each Contract Year. The cost of such audit shall be borne by the Joint Venture. The Parties and any Authorized Person shall have the right at any time to meet and discuss affairs, finances and accounts of the Joint Venture with the independent public accountants conducting any such audit. The Manager shall promptly deliver the Management Committee a copy of any report as to the material inadequacies in accounting controls, or the absence thereof, submitted by the independent public accountants in connection with any audit of the Joint Venture.

     8.3.2 Party's Audits. Any Party and any Authorized Person may, upon reasonable notice, at its sole expense and at reasonable times, inspect, examine and audit the accounts and records of Operations under this Agreement. Upon the request of a Party, the Manager shall provide a detailed accounting reconciling beginning and ending balances in any of the Joint Venture accounts.

     8.3.3 Resolution of Audit Disputes. Any disputes arising out of audits shall be addressed promptly by the Management Committee at a meeting called for such purpose. If the Management Committee fails to resolve such dispute to the satisfaction of all Parties, then the Parties shall be left with all their remedies at law and equity and all of their remedies under this Agreement. All written exceptions to the independent audit shall be made within the 12-month period after the auditor's report for the period under examination is made available to the Parties.

     8.4 Annual Reports and Records. Within ninety (90) days after the end of each Contract Year, the Manager shall furnish to each of the Parties: (a) a detailed report on the activities of the Joint Venture during that Contract Year, reporting the results of all Operations; and (b) an annual Joint Venture financial statement, which shall include statements of income, cash flow and balance sheets prepared in conformity with generally accepted accounting principles (consistently applied) for the Contract Year then ended and any additional information that the Parties may reasonably require.

     8.5 Monthly Report. On or before the 20th day of each month, the Manager shall prepare and submit to the Parties a monthly report showing the actual results of Operations for the preceding month in sufficient detail for computation and monitoring of all phases of Operations. The report shall also include other information Consistent with generally accepted accounting principles (consistently applied) and cost accounting procedures consistent with standards in the industry. The monthly report shall include information comparing actual Joint Venture expenditures to budgeted expenditures, anticipated Operations over the next six months with notations of any material events, and explanations of any significant differences between actual results and those budgeted or previously forecast. The Management Committee shall review such reports on at least a quarterly basis.

     8.6 Inspection and Access. The Parties or any Authorized Person shall be permitted, at any and all reasonable times, to inspect and copy the Manager's books, records and data pertaining to the Joint Venture.

     8.7 Additional Information. Each Party or its Authorized Person shall have the right to discuss the affairs, finances and accounts of the Joint Venture with the officers and employees of the Joint Venture. The Manager shall, in addition to the foregoing, make available to the Parties and their Authorized Persons such other information relating to the affairs of the Joint Venture as the Party or any Authorized Person may from time to time reasonably request.

                                   ARTICLE IX

                 DISTRIBUTION AND ALLOCATION OF INCOME AND LOSS

     9.1 Distribution of Partnership Cash or Property. Excess Partnership Cash. After providing for the payment of any amounts due on the indebtedness of the Joint Venture, current operating costs, working capital, reserves for contingencies and other obligations, and subject to Section 7.5.2 and other limitations of this Agreement, the Management Committee will twice per year at reasonable intervals (or at such other times as the Management Committee shall unanimously agree to) distribute any remaining cash or property in kind of the Joint Venture to the Parties in proportion to their Participating Interests (provided however, that in the event of dissolution, all distributions shall be made pursuant to Section 14.3 hereof).

     9.2 Net Income and Net Gain. The net income and net gains of the Joint Venture for each fiscal year of the Joint Venture shall be allocated to the Parties in proportion to their Participating Interests.

     9.3 Net Loss. Net loss of the Joint Venture for each fiscal year of the Joint Venture shall be allocated to the Parties in proportion to their Participating Interests.

     9.4 Joint Loss of Title. Any failure or loss of title to the Assets shall be charged to the Joint Venture and allocated among the Parties in proportion to their Participating Interests, provided however that, with respect to assets contributed to the Joint Venture in-kind by a Party, such failure or loss shall be borne solely by the contributing Party and such Party shall indemnify and hold harmless the Joint Venture and the other Parties with respect to such failure or loss. All costs of defending title shall be charged to the Joint Venture or to the Party contributing such assets, as the case may be.

     9.5 Liability or Loss in Excess of Insurance. Any liability, loss, damage, claim, or expense resulting from occurrences not covered by or in excess of insurance carried for the Joint Venture shall be borne by the parties hereto in accordance with Article XIII.

                                    ARTICLE X

                                    INSURANCE

     10.1 Prior to the Joint Venture's commencing business, a comprehensive property and casualty insurance program for the Joint Venture shall be developed by NGVD and ECA and submitted to the Management Committee for approval. The insurance program shall include the following coverages which shall be maintained with insurers approved by the Management Committee in amounts determined by the Management Committee:

     (1) Workers' compensation insurance as may be required under the laws of any relevant jurisdiction;

     (2) Employer's Liability Insurance;

     (3) Comprehensive general liability insurance covering the contractual liability of the Joint Venture. This policy shall also cover liability of the Joint Venture related to bodily injury, death or property damage occurring:

     (a)  in or about any premises owned or occupied by the Joint Venture; or

     (b) as a result of the use of products manufactured, constructed or sold by the Joint Venture; or

     (c) as a result of the services rendered by and the completed operations of the Joint Venture.

     (4) Automobile liability insurance for bodily injury, death or property damage arising as a result of the ownership, maintenance or operation by the Joint Venture of any automobile, truck or other motor vehicle or related to uninsured motorists; and

     (5) Such other insurance coverage as is required by the Management
Committee.

     10.2 With the exception of Workers' Compensation, Employers Liability, and General Partnership Liability insurance, each Party and its owner, directors, officers, Management Committee Members, and employees shall be additional insureds on all of the Joint Venture's policies with respect to claims or liabilities arising out of actions or omissions in conducting Joint Venture activities. However, any person or entity providing products which are used by the Joint Venture in the conversion of vehicles to natural gas power including Affiliates (other than the Joint Venture) of such persons or entities, shall not be covered under any of the Joint Venture's insurance policies for claims arising therefrom. NGVD and ECA shall require the appropriate representative or agent of the insurance company affording coverage to provide each party with a certificate of insurance for each coverage which states the effective dates and expiration dates of the policies and provides that the policy will not be changed or canceled until thirty (30) days written notice has been given to each party. NGVD and ECA shall insure that each party obtains a true, correct and complete copy of the insurance policies as soon as practicable.

     10.3 NGVD and ECA shall be responsible for maintaining the approved insurance program in full force and effect for the benefit and at the expense of the Joint Venture. Invoices for insurance payments shall be certified by the Management Committee for payment by the Manager.

                                   ARTICLE XI

                         REPRESENTATIONS AND WARRANTIES

     11.1 Capacity of Parties. Each of the Parties represents and warrants as follows:

     (1) That it is a legal entity duly organized and in good standing in itS state of organization and that it is, or will promptly take all actions necessary to become, qualified to do business in the State of California;

     (2) That it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate or other actions required to authorize it to enter into and perform this Agreement have been properly taken;

     (3) That it will not breach any other agreement or arrangement by entering into or performing this Agreement and that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

     (4) That it has fully compensated or will fully compensate any broker or finder that has acted on its behalf in connection with the negotiation, execution or delivery of this Agreement; and

     (5) That it has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee of it under any reorganization arrangement, readjustment of debt, conservation, dissolution or liquidation law or statute of any jurisdiction, and no such action or proceeding has been commenced against it by any creditor, claimant, governmental agency or other person.

     11.2 Compliance with other Agreements. Each Party agrees that it will comply with all of the terms, conditions and provisions on its part to be observed or performed under any lease, agreement or other instrument pursuant to which Assets have been acquired provided, however: (1) that breaches and defaults that are timely cured under any such lease, agreement or instrument, and failures to comply with the terms of any such lease, agreement or instrument that do not jeopardize the title to

Assets, Operations or other material interests of the Joint Venture shall not be considered events of default under Article XII, and (2) that the Party will not terminate or cancel any such lease, agreement or other instrument and will take all actions requisite on its part to prevent any termination or cancellation thereof, other than termination by the consent of the Parties or Termination for reasons beyond the control of both Parties. Each Party agrees to notify the other Party promptly in writing if it receives notice of any default or alleged default under any such lease, agreement or instrument, or notice of any title defect or alleged title defect affecting the Assets.

                                   ARTICLE XII

             PARTIES' DEFAULTS AND REMEDIES: ARBITRATION OF DISPUTES

     12.1 Events of Default. The following events shall constitute events of default:

     (1) Any transfer by a Party of its interest in the Joint Venture in contravention of the provisions of Article XV;

     (2) Failure of a Party to make any portion of an Equity Contribution when due;

     (3) Failure of a Party to perform any other obligation imposed upon such Party by this Agreement;

     (4) Filing of a petition in bankruptcy by or against a Party if such petition is not withdrawn or dismissed within sixty (60) days after its filing;

     (5) Assignment by a Party for the benefit of creditors; or

     (6) Allowance by a Party of the appointment of a receiver or trustee for all or any part of its property if such receiver or trustee is not discharged within sixty (60) days after his appointment.

     Upon the occurrence of any such event, the Party failing to perform shall be deemed to be in default hereunder and shall be referred to as the "Defaulting Party", and any other Party shall be referred to as a "Non-Defaulting Party".

     12.2 Notice of Default. Any Non-Defaulting Party shall have the right to give the Defaulting Party a Notice of Default, which shall be in writing, shall set forth the nature of the event of default, and shall set forth the date by which such default must be cured, which date shall be at least thirty (30) days after receipt of the Notice of Default, except as to subsections (1), (4), (5) and (6) of Section 12.1, as to which there will be no cure period. Failure of any Non-Defaulting Party to give any such notice shall not release the Defaulting Party from any of its obligations under this Agreement.

     12.3 Opportunity to Cure. If within such thirty (30) day cure period, except with respect to events of default under Subsection (2) of Section 12.1, the Defaulting Party cures such default, or if the failure is one that cannot in good faith be corrected within thirty (30) days and the Defaulting Party begins correction of such failure to perform within such thirty (30) days and continues corrective efforts with reasonable diligence until a cure is effected, the Notice of Default shall be inoperative, and the Defaulting Party shall lose no rights hereunder. If, within such specified periods, the Defaulting Party does not cure or commence to cure such default as provided above, or if within such thirty (30) day period the Defaulting Party notifies the Non-Defaulting Parties that it disputes the existence of the alleged default and the Defaulting Party shall not have commenced correction of the default within thirty (30) days after the entry of an arbitrator's decision under Section 12.4 confirming the existence of the alleged default, the Non-Defaulting Parties at the expiration of such period, or upon notice where no cure period is allowed, shall have the rights specified in Section 12.5.

     12.4 Arbitration of Disputes. Disputes between or among the Parties arising out of or relating to this Agreement (other than routine management decisions) shall be resolved through binding arbitration according to the commercial rules of the American Arbitration Association ("Association"), except to the extent that such rules are inconsistent with the terms of this Section. Unless otherwise agreed by the Parties, such arbitration shall not be conducted under the auspices of the Association. All arbitrations shall occur in Los Angeles, California. Notwithstanding this agreement to arbitrate all disputes, each Party shall be entitled to petition in a court of law for any relief necessary to prevent irreparable harm to such Party prior to the entry of the arbitrators' decision and each Party shall have the right to discovery conducted in accordance with the Federal Rules of Civil Procedure, except that the arbitrators shall have and exercise the powers allocated to the court by such Rules. The arbitration committee will consist of three arbitrators. One arbitrator will be appointed by each Party to a given dispute with the third arbitrator to be selected by the two arbitrators designated by the disputing Parties. An arbitration hearing will commence within thirty (30) days after appointment of the arbitration committee. Unless the arbitrators find that exceptional circumstances justify delay, the hearing will be completed, and an award will be rendered in writing, within forty (40) days after commencement of the hearing. If the arbitrators determine that a dispute is frivolous, they may assess the Joint Venture's and the "winning" Party's costs resulting from the arbitration proceeding to the losing party. In the event of manifest injustice the arbitrators award shall be subject to judicial review, with respect to issues of law only. The Parties hereby waive trial by jury in any proceedings arising out of or relating to this Agreement.

     12.5 Rights upon Default. After providing notice and an opportunity to cure as provided in Sections 12.2 and 12.3 above, and, in the event of a dispute with respect to the alleged default, after the entry of an Arbitrators' decision confirming the default, the Non-Defaulting Party shall be entitled (but not required) to exercise any power or remedy now or hereafter exercisable at law or in equity (including the right to specific performance), and each and every power and remedy may be exercised from Time to time and as often and in such order as may be deemed expedient. All such powers and remedies shall be cumulative, and the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission in the exercise of any such power or remedy shall impair any such power or remedy or shall be construed to be a waiver of any default or an acquiescence therein. The Defaulting Party shall cease to have the right to participate in the management of the Joint Venture beginning immediately after the period for cure expires and continuing for so long as the default continues, and the Defaulting Party during such period shall have no vote in Management Committee decisions. In continuing to manage the Joint Venture, the Non-Defaulting Party shall have absolute discretion and may remove and replace the Manager and manage the Operations in conformity with Article VI above. No action taken by the Non-Defaulting Party shall subject it to claims for breach of duty, on the ground of conflict of interest, negligence or any other theory, except fraud or gross negligence. In no event shall any Party be liable for loss of profits, nor for any punitive, incidental or consequential damages arising from any action or inaction relating to this Agreement, except as required under Article XII, Indemnity.

     12.6 Non-Recourse Obligations. All obligations of NGVD hereunder shall be the sole responsibility of NGVD and, in the absence of an express written assumption thereof, neither ECA nor any party on its behalf shall have any recourse to any other party (including, but not limited to NGVD's shareholders, officers, directors or employees or NGVD's affiliates) for any breach by or liability of NGVD arising Out of this Agreement; and likewise, all obligations of ECA under this Agreement shall be the sole responsibility of ECA and, in the absence of any express written assumption thereof, neither NGVD nor any party on its behalf shall have any recourse against any other party (including, but not limited to officers, directors, employees, shareholders or ECA's affiliates) for any breach or liability of ECA arising out of this Agreement. The parties agree that Southern California Gas Company shall have no obligations or liabilities whatsoever under, or arising out of this Agreement.

                                  ARTICLE XIII

                                 INDEMNIFICATION

     Each Party agrees to indemnify, defend and hold harmless the other Party and its directors, officers, employees and agents and, to the extent set forth below, each Affiliate of the other Party, from and against all claims, causes of action, liabilities, payments, obligations expenses (including without limitation reasonable fees and disbursements of counsel) or losses arising out of a Joint Venture liability or obligation, to the extent necessary to accomplish the result that no Party or its Affiliates shall bear any portion of a liability or obligation of the Joint Venture in any manner other than in accordance with its Participating Interest at the time the liability accrues. Without limiting the generality of the foregoing, a claim, loss or liability shall be deemed to arise out of a Joint Venture liability or obligation if it arises Out of, or is based upon, the conduct of the business of the Joint Venture or the ownership or operation of the Joint Venture Assets. The foregoing indemnification shall be available to an Affiliate of a Party with respect to a claim, liability or loss arising out of a Joint Venture liability or obligation that is paid by or incurred by such Affiliate solely as a result of such Affiliate directly or indirectly owning or controlling a Party. The foregoing indemnity shall apply only to a claim, liability or loss to the. extent that it is uninsured by the Joint Venture and shall survive the dissolution or other termination of the Joint Venture. The foregoing provisions shall not inure to the benefit of any Party or Affiliate in respect of any claim, liability or loss that (1) is a tax, levy or similar law or governmental charge not imposed upon the Joint Venture or upon its Assets;
(2) arises out of, or is based upon, the gross negligence, willful misconduct, breach of warranty, or unauthorized binding of the Joint Venture to an obligation by such Party grits Affiliate; or (3) arises out of the provision of products by a Party or its Affiliate which are used by the Joint Venture in the conversion of vehicles to natural gas power. In each such case, such Party or Affiliate shall indemnify, defend and hold harmless ether Party and its directors, officers, employees and agents from and against any and all claims, causes of action, liabilities, payments, obligations, expenses (including reasonable attorneys' fees and disbursements of counsel) or losses arising out of such Party or its Affiliate's: (1) gross negligence, willful misconduct, breach of warranty, or unauthorized binding of the Joint Venture to an obligation; or (2) provision of products which are used by the Joint Venture in the conversion of vehicles to natural gas power.

                                   ARTICLE XIV

                                   TERMINATION

     14.1 Termination. This Agreement is subject to termination as follows:

     14.1.1 Termination by Agreement. The Parties may terminate this Joint Venture at any time by written agreement.

     14.1.2 Termination by Expiration. The Joint Venture shall terminate four
(4) years after Effective Date, and shall continue from year to year thereafter, unless terminated on or after the fourth anniversary of the Effective Date by a Party upon sixty (60 days prior written notice).

     14.1.3 Termination by Bankruptcy. The Joint Venture shall terminate upon the filing of a petition in bankruptcy by or against a Party if such petition is now withdrawn or dismissed within sixty (60 days after its filing.

     14.2 Continuing Obligations. On termination of this Agreement, the Parties shall remain liable for continuing obligations hereunder until final settlement of all accounts and for any liability, whether it arises before or after termination, if it arises out of Operations during the term of the Agreement.

     14.3 Disposition of Assets on Termination. Promptly after termination, the Manager shall take all action necessary to wind up the activities of the Joint Venture, and all costs and expenses incurred in connection with the winding up of the Joint

Venture shall be expenses chargeable to the Joint Venture. Exhibit "C" shall control the distribution and application to the Parties of the net proceeds of liquidation of the Joint Venture Assets or, if applicable, the Joint Venture Assets themselves upon termination.

     14.4 Right to Data After Termination. After termination of this Agreement pursuant to Section 4.1 each Party shall be entitled to copies of all information acquired hereunder as of the date of termination and not previously furnished to it.

     14.5 Continuing Authority. On termination of this Agreement, the Manager shall have the power and authority, subject to control of the Management Committee, to do all things on behalf of the Parties that are reasonable, necessary, or convenient to: (1) wind up Operations and (2) complete any transaction and satisfy any obligation unfinished or unsatisfied at the time of such termination, if the transaction or obligation arises out of Operations prior to such termination. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Parties and the Joint Venture, mortgage assets, and take any other reasonable action in any manner with respect to which the former Parties continue to have, or appear or are alleged to have, a common interest or a common liability.

                                   ARTICLE XV

                              TRANSFER OF INTEREST

     15.1 General. A Party shall have the right, subject to the preemptive right under Section 15.3 and the limitations below, to transfer, grant, assign, encumber, pledge or otherwise commit or dispose of ("Transfer") to any third party all or part of its interest in or to this Agreement upon the written consent of the other Party, which consent may not unreasonably be withheld.

     15.2 Limitations on Free Transferability. The Transfer right of a Party in
Section 15.1 shall be subject to the following terms and conditions:

     (1) No transferee of all of the interest of a Party to this Agreement shall have the rights of a Party, unless and until the transferring Party has provided to the other Parties notice of the Transfer, and the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent and nature as the transferring Party;

     (2) No Transfer shall relieve the transferring Party of its share of any liability, whether accruing before or after such Transfer, that arises out of Operations conducted prior to such Transfer;

     (3) The transferring Party and the transferee shall bear all tax consequences of the Transfer;

     (4) No such Transfer shall occur within twenty-four (24) months from the date of this Joint Venture Agreement, unless the Transfer is of a security interest to secure a bona fide loan or other bona fide indebtedness; and

     (5) If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of its interest in this Agreement, to Secure a loan or other indebtedness of a Party in a bona fide transaction, such security interest shall be subordinate to the terms of this Agreement and the rights and the interests of the other Parties hereunder. Upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to assume the position of the encumbering party with respect to this Agreement and the other Parties, and it shall comply with the terms and conditions of this Article XV.

     15.3 Preemptive Right. Except as otherwise provided in Section 15.4, it a Party desires to transfer all or part of its interest in this Agreement, the other Party shall have a preemptive right to acquire such interest in addition to such Party's right to reasonably withhold consent to the transfer under
Section 15.1.

         15.3.1 A Party intending to transfer all or part of its interest in this Agreement shall promptly notify the other Party of its intentions. The notice shall state the price and all other pertinent items and conditions, including contingent payments and royalties, if applicable, of the intended transfer, which shall be for a monetary consideration only. The other Party shall have thirty (30) days from the date such notice is delivered to notify the transferring Party whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If the other Party so elects, the transfer shall be consummated within sixty (60) days after notice of such election is delivered to the transferring Party.

     15.3.2 If the other Party does not elect within the period provided for in
Section 15.3.1, the transferring Party shall have ninety (90) days following the expiration of such period to consummate the transfer to a third party at an identical or greater price and on terms no less favorable to the transferring party than those presented to the other Party and set forth in the notice required in Section 15.3.1.

     15.3.3 If the transferring Party fails to consummate the transfer to execute a binding agreement to transfer to a third party within the period set forth in Section 15.3.2, or upon change in the price or terms offered to the third party, the preemptive right of the other Party in such offered interest shall be deemed to be revived. Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

     15.4 Exceptions to Preemptive Right. Section 15.3 and the right of a Party under Section 15.1 to reasonably withhold consent to a transfer shall not apply to the following transfers:

     (1) Transfer by a Party of all or any part of its interest in this Agreement to an Affiliate; or

     (2) Incorporation of a Party or corporate merger, consolidation, amalgamation of reorganization of a Party by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interest, and be subject to substantially all of the liabilities and obligations, including those created by this Agreement, of that Party; or

     (3) The grant by a Party of a security interest in its interest in this Agreement by mortgage, deed of trust, pledge, lien or other encumbrance.

     15.5 Insolvency. If any Party commences a voluntary case under the federal bankruptcy laws or under any other applicable federal or state law relating to insolvency, if any order for relief or similar determination is entered in an involuntary case under the federal bankruptcy laws or any other federal or state law relating to insolvency, or if a receiver, liquidator, assignee, trustee, custodian or other similar person is appointed voluntarily or involuntarily, for the assets of any Party, then such Party (the "Insolvent Party") shall cease to have the right to participate in the management of the Joint Venture, and the Joint Venture thereafter shall be managed by the other Parties. In continuing to manage the Joint Venture, the other Parties shall have absolute discretion and no action taken by such other Parties shall subject such other Parties to a claim for any breach of duty, on the ground of conflict of interest, negligence or any other theory, except fraud or gross negligence. Any transfer, sale, assignment, pledge or other encumbrance or disposition of the Insolvent Party's interest in the Joint Venture by a trustee, debtor-in-possession or custodian shall be subject to the provisions of Section 15.3.

                                   ARTICLE XVI

                               GENERAL PROVISIONS

     16.1 Notices. All notices, payments and other required communications ("Notices") to the Parties shall be in writing and shall be addressed respectively as follows:

          NGVD

          If Mailed or Delivered:

               Natural Gas Vehicle Development Company Inc.
               2250 Cherry Industrial Circle
               Long Beach, California 90805
               Attn: Arthur L. Boschen

          If by Fax: 310-630-1382

          ECA

          If Mailed or Delivered:

               EcoTrans Aftermarket Corporation
               2325 Crenshaw Blvd.
               Torrance, CA 90501-3335
               P.O. Box 2815
               Torrance, CA 90509-2815

               Attention: Mr. Detlef Stevenson, Vice President

          If by Fax:  310-781-7250

          Copy to:

               Southern California Gas Company Law Department
               633 W. Fifth Street Suite 5400
               Los Angeles, CA 90071

               Attention: Mr. William A. Dorland

          If by Fax: 213-629-9620

Copies of all Notices shall be given to the Manager at the Principal Office.

     All Notices shall be given: (1) by personal delivery to the Party; or (2) by registered or certified mail, return receipt requested; or (3) by electronic communication ("Fax") followed within 24 hours by acknowledgment of receipt from the receiving Party. The term "electronic communication" includes but is not limited to telex and facsimile communication. All Notices shall be effective and shall be deemed delivered: (1) if by personal delivery, on the date of delivery;
(2) if by electronic communication, on the date the acknowledgment of receipt is postmarked by the United States Postal Service; and (3) if solely by mail on the day five (5) days after the date delivered, with postage prepaid and properly addressed, to the United States Postal Service as shown on the actual Certified Mail receipt.

     A Party may change its address from time to time by notice to the other Party. Notice to the Management Committee shall be by notice to the Parties as provided herein.

     16.2 Waiver. The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit that Party's right thereafter to enforce any provision or exercise any right.

     16.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by all of the Parties nor, in any event, through course of dealing, course of performance or usage of trades.

     16.4 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of California.

     16.5 Rule Against Perpetuities. If any provision of this Agreement would violate the rule against perpetuities or some analogous statutory provision, or any other statutory or common law rule imposing time limits, then such provision shall continue only until 21 years, less one day, after the death of the last survivor of the individuals who executed this Agreement.

     16.6 Further Assurance. Each of the Parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

     16.7 Survival of Terms and Conditions. The provisions of this Agreement shall survive its termination to the full extent necessary for their enforcement and the protection of the Party in whose favor they run.

     16.8 Confidentiality and Public Statements. Except as otherwise provided in this Section 16.8, the terms and conditions of this Agreement and all data, reports, records and other information of any kind whatsoever developed or acquired by any Party in connection with this Joint Venture shall be treated by the Parties as confidential (hereinafter "confidential information") and no Party shall reveal or otherwise disclose such confidential information to the third parties without the prior written consent of the other Parties. Advertising and promotion materials are to be approved by the Management Committee prior to their use.

     The foregoing restrictions shall not apply to the disclosure of confidential information to the following Persons on a need to know basis for Joint Venture purposes, provided that reasonable steps are taken to insure that such Persons shall also maintain the confidentiality of the confidential information:

     (1) Any Affiliate;

     (2) Any Authorized Person;

     (3) Any public or private financing agency or institution;

     (4) Any contractors or subcontractors that the Parties may engage;

     (5) Employees and consultants of the Joint Venture or the Parties;

     (6) Any third party to which a Party contemplates the transfer, sale, assignment, encumbrance or other disposition of all or part of its Participating Interest pursuant to Article XV; provided, however, that in any such case only such confidential information as such third party shall have a legitimate business need to know shall be disclosed;

     (7) Confidential information that otherwise comes into the public domain;
or

     (8) Confidential information that is required, in any Party's reasonable opinion, to be disclosed to any federal, state or local government or appropriate agencies and departments thereof or that is required, in any Party's reasonable opinion, to be publicly announced, to the extent required by law, rules, regulations or order of any such body.

     The provisions of this Section 16.8 shall apply during the term of this Agreement and shall continue to apply to any Party that forfeits, surrenders, assigns, transfers or otherwise disposes of its Participating Interest for the two-year period following the date of such occurrence.

     Except as otherwise provided herein, no Party to this Agreement shall make any public announcement or public disclosure with regard to the Joint Venture, including confidential information without the prior written consent of the other Parties as to the content and timing of such announcement or disclosure, which shall not be unreasonably withheld.

     16.9 Notice of Claim. Promptly after a Party learns of any event, condition, circumstance, or a claim relating thereto, that has resulted, or may result in a claim, liability, or cause of action of any kind against the Joint Venture, or if any Party is sued or receives notice of a suit on an alleged claim or cause of action arising out of Joint Venture operations, such Party shall give notice to the other Parties.

     16.10 Entire Agreement. This Agreement, including all attached Exhibits, contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties related to the subject matter hereof.

     16.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

     16.12 Memorandum. At the request of any Party, a short form of this Agreement, which shall not disclose financial information contained herein, shall be prepared and recorded by the Manager. This Agreement shall not be recorded.

     16.13 Use of Singular and Plural. As used in this Agreement and where the context so requires, the singular shall be deemed to include the plural and the plural shall be construed as the singular.

     16.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NATURAL GAS VEHICLE DEVELOPMENT            EcoTrans Aftermarket Corporation
COMPANY INC.



By: /s/ Arthur L. Boschen                  By: /s/ Wilton E. Miller
   -----------------------------------        ----------------------------------
   Title: Arthur L. Boschen, President        Title: Wilton E. Miller, President

                               AMENDMENT NO. 1 TO
                             JOINT VENTURE AGREEMENT

     This Amendment No. 1 to Joint Venture Agreement (the "Amendment") is made as of this 14 day of December, 1995, by and between Natural Gas Vehicle Development Company Inc., a California corporation ("NGVD"), and EcoTrans Aftermarket Corporation, a California corporation ("ECA"), amending the Agreement referred to below. Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as specified in the Agreement.

                                    RECITALS

     WHEREAS, NGVD and ECA are parties to that certain Joint Venture Agreement dated as of May 1, 1993 (the "Agreement");

     WHEREAS, NGVD and ECA desire to amend the Agreement as provided herein.

                                    AGREEMENT

     NOW, THEREFORE, NGVD and ECA agree as follows:

     1. Section 2.10(1) of the Agreement shall be amended in its entirety to provide as follows:

          "(1) The Joint Venture's Staff will include the Manager, an Operations Manager (if appointed pursuant to Section 6.5), a controller and such mechanics, technicians, and support personnel as are necessary to carry out the business purposes of the Joint Venture efficiently and profitably."

     2. Section 5.1 of the Agreement shall be amended in its entirety to provide as follows:

          "5.1 Organization and Composition. The Parties shall conduct the business of the Joint Venture through a Management Committee, which shall determine overall policies, objectives, procedures, methods and actions under this Agreement. NGVD and ECA shall each appoint two members to the Management Committee; provided, however, that if the Participating Interests of ECA shall become greater than 50%, but less than 75%, then ECA shall appoint three members to the Management Committee and NGVD shall appoint only one member to the

     Management Committee. Each Party may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed to be a member. Appointments shall be made or changed by written notice to the other Party. Each Management Committee member may bring such technical and other advisors as it deems appropriate to all Management Committee meetings."

     3. Section 5.2 of the Agreement shall be deleted in its entirety through December 31,1997 and reinstated thereafter.

     4. The first sentence of the last paragraph of Section 5.4 of the Agreement shall be deleted in its entirety.

     5. Section 5.6(10) of the Agreement shall be amended in its entirety to provide as follows:

          "(10) Selection of Manager and Controller, subject to the provisions of Section 6.1; and".

     6. Section 6.1 of the Agreement shall be amended in its entirety to provide as follows:

          "6.1 Appointment. For the period commencing on the date hereof and continuing until December 31,1997, ECA shall be the Manager. From and after December 31,1997, the Management Committee may, upon review, select a replacement Manager. The Manager shall have overall, day-to-day responsibility for all Operations of the Joint Venture, including the powers and duties set forth in Section 6.2. The Manager shall serve in such capacity until he resigns or is replaced by the Management Committee. The Parties direct the Manager to perform the duties of the Manager of the Joint Venture subject to the terms and conditions of this Agreement. The Parties agree that at all times the Manager shall be the agent of the Joint Venture for conducting Operations on behalf of the Joint Venture and for the performance of such other duties as are imposed on the Manager by the Parties under or pursuant to the provisions of this Agreement. The Manager shall consult freely with the Management Committee."

     7. Section 6.2(8) of the Agreement shall be amended in its entirety to provide as follows:

          "(8) Preside over all Management Committee meetings and prepare and maintain minutes of all Management Committee meetings and related correspondence."

     8. A new last sentence shall be added to Section 6.3 of the Agreement as follows:

          "Subject to the approval of the Management Committee, in the event the Manager engages Affiliates of the Parties to provide services in the conduct of the Joint Venture and such Affiliates remain as employees of and are paid by the applicable Party, the Joint Venture shall reimburse the appropriate Party for all such expenses."

     9. Section 6.4 of the Agreement shall be amended in its entirety to provide as follows:

          "6.4 Standard of Care and Liability. The Manager shall conduct the Operations and perform all of the obligations of Manager in a workmanlike and commercially reasonable manner, using prudent business judgment for the benefit of the Joint Venture. The Manager shall not be liable to the Parties for any action taken or the failure to act in connection with the duties and powers of the Manager provided herein, except in the case of gross negligence or willful misconduct."

     10. A new Section 6.5 shall be added to the Agreement to provide as follows:

          "6.5 Operations Manager. The Manager may appoint an Operations Manager to carry out such powers and duties of the Manager as the Manager may delegate to the Operations Manager. The Operations Manager shall report directly to the Manager. The Operations Manager shall receive compensation for the performance of such duties in an amount to be determined by the Manager with the consent of the Management Committee."

     11. Section 12.1 of the Agreement shall be amended in its entirety to provide as follows:

          "12.1 Events of Default. The following events shall constitute events of default:

               (1) Any transfer by a Party of any part of its interest in the Joint Venture in contravention of the provisions of Article XV;

               (2) Failure of a Party to make any portion of an Equity Contribution when due;

               (3) Failure of a Party to perform any other obligation imposed upon such Party by this Agreement;

               (4) Filing of a petition in bankruptcy by or against a Party, or any person or entity directly or indirectly controlling Party, if such petition is not withdrawn or dismissed within sixty (60) days after its filing;

               (5) Assignment by a Party, or any person or entity directly or indirectly controlling Party, for the benefit of creditors; or

               (6) Allowance by a Party, or any person or entity directly or indirectly controlling Party, of the appointment of a receiver or trustee for all or any part of its property if such receiver or trustee is not discharged within sixty (60) days after his appointment.

     12. Section 15.5 of the Agreement shall be amended in its entirety to provide as follows:

          "15.5 Insolvency. If any Party, or any person or entity directly or indirectly controlling Party, commences a voluntary case under the federal bankruptcy laws or under any other applicable federal or state law relating to insolvency, if any order for relief or similar determination is entered in an involuntary case under the federal bankruptcy laws or any other federal or state law relating to insolvency, or if a receiver, liquidator, assignee, trustee, custodian or other similar person is appointed, voluntarily or involuntarily, for the assets of any Party, or any person or entity directly or indirectly Party, then such Party (the "Insolvent Party") shall cease to have the right to participate in the management of the Joint Venture, and the Joint Venture thereafter shall be managed by the other Party. In continuing to manage the Joint Venture, the other Party shall have absolute discretion and no action taken by such other Party shall subject such other Party to a claim for any breach of duty, on the ground of conflict of interest, negligence or any other theory, except fraud or gross negligence. Any transfer, sale, assignment, pledge or other encumbrance or disposition of the Insolvent Party's interest in the Joint Venture by a trustee, debtor-in-possession or custodian shall be subject to the provisions of Section 15.3."

     13. Unless the context otherwise requires, all references to the Agreement shall mean the Agreement as amended hereby.

     14. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one agreement and any party hereto may execute this Amendment by signing any such counterpart.

     15. Except as provided herein, all provisions, terms and conditions of the Agreement shall remain in full force and effect. As amended hereby, the Agreement is ratified and confirmed in all respects.

     IN WITNESS WHEREOF, NGVD and ECA have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

                                       NATURAL GAS VEHICLE DEVELOPMENT
                                       COMPANY, a California corporation



                                       By /s/ John R. Bacon
                                         -------------------------------------
                                         Title: President


                                       ECOTRANS AFTERMARKET CORPORATION,
                                       a California corporation


                                       By /s/ [Illegible]
                                         -------------------------------------
                                         Title: Vice President

                                 AMENDMENT NO. 2
                                       TO
                             JOINT VENTURE AGREEMENT

          This Amendment No. 2 to Joint Venture Agreement (the "Amendment") is made and shall become eftective as of the first day of January, 1996, by and among Natural Gas Vehicle Development Company, a California corporation ("NGVD"), EcoTrans OEM Corporation, a California corporation ("OEM", formerly known as EcoTrans Aftermarket Corporation), and Cardinal Automotive Incorporated ("CAI"). Unless otherwise specified herein, all references are to the Agreement (as defined in the first paragraph of the Recitals) and initially capitalized terms used herein shall have the same meanings as specified in the Agreement

                                    RECITALS

          WHEREAS, NGVD and OEM's predecessor in interest, EcoTrans Aftermarket Corporation, are Parties to the Joint Venture Agreement dated as of May 1, 1993, as amended by Amendment No. 1, dated as of December 14, 1995 (as so amended, the "Agreement");

          WHEREAS, CAI wishes to become, and NGVD and OEM wish to admit CAI as, a member of the Joint Venture and a Party to the Agreement on the terms and conditlons specified in this Amendment;

          WHEREAS, OEM and CAI wish to make further contributions to the capital of the Joint Venture on the terms and conditions specified in this Amendment, resulting in a corresponding adjustment to the interests of all Parties so that NGVD will have a 35% interest, CAI will have a 15% interest, and OEM will have a 50% interest; and

          WHEREAS, NGVD, CAI and OEM desire to make conforming amendments to the Agreement and to continue the business of the Joint Venture as a Limited Liability Company organized under the laws of Delaware.

                                    AGREEMENT

          NOW, THEREFORE, NGVD, OEM and CAI agree as follows:

          1. Article I is amended by adding the following definitions

               "1.32 "CAI" means Cardinal Automotive Incorporated, a Michigan corporation.

               1.33 "OEM" means EcoTrans OEM Corporation, a CAIifornia corporation, formerly known as "EcoTrans Aftermarket Corporation" or "ECA", with its principal offices at 555 West Fifth Street, Los Angeles, CAIifornia 90013-1011."

          2. Substitute "OEM" for "ECA" throughout the Agreement.

          3. Section 2.1 of Article II is amended in its entirety to provide as follows:

               "2.1 Reorganization as a Limited Liability Company.

                    (a) The Parties hereby reorganize the Joint Venture as a limited liability company under the laws of the State of Delaware for the limited purposes and scope set forth herein. Such reorganization shall be effective as of January 1, 1996, or as soon thereafter as a Certificate of Formation has been duly filed in the Office of the Secretary of State of Delaware in the form required by law. The parties intend that the Joint Venture continue to be construed as a partnership or "flow through" tax organization for purposes of federal, state and other taxes.

                    (b) The Joint Venture shall possess and may exercise all the powers and privileges granted under, and its internal affairs shall be governed by, the laws of Delaware pertaining to limited liability companies, except as expressly limited by this Agreement.

                    (c) The liability of each Party for daims and obligations relating to the Joint Venture and its activities is expressly limited to its Equity Contribution to the fullest extent permitted by law. Without its express written consent, upon the making of its Equity Contribution no Party shall be required, through arbitration or otherwise, to make any additional contributions, advances or loans to, or to pay or guarantee any obligations or indebtedness of, the Joint Venture except as expressly provided in Article XIII of this Agreement

                    (d) As is more fully specified in Section 6.1, OEM's designated representative shall act as Manager of the Joint Venture until resignation or replacement.

                    (e) The Assets shall be held in the Joint Venture name and not in the names of the individual Parties, and no Party shall have any individual ownership in such property except for its property rights as a Party to this Joint Venture.

                    (f) All agreements, permits and transactions regarding the Assets shall be executed and performed by the Joint Venture in its own name and not in the names of the individual Parties.

                    (g) The Joint Venture shall operate in accordance with the terms and conditions of this Agreement."

          4. Section 2.2 of Article II is amended by the addition of the following first sentence:

               "2.2 Name and Principal Place of Business The name of the Joint Venture shall be 'NGV EcoTrans Group, L.L.C."

          5. Article III is amended by adding the following sections

               "3.7 OEM's Additional Contributions. Prior to January 10, 1996, OEM shall deliver to the capital of the Joint Venture the in-kind contributions described on Schedule 1, which is attached hereto and incorporated by reference herein as though fully set forth. Such in-kind contributions have an agreed value in excess of $200,000 and shall be free and clear of all liens and encumbrances, except as specified on Schedule 1.

               3.8 CAI's Contributions. Prior to January 10, 1996, CAI shall deliver to the capital of the Joint Venture the in-kind contributions described on Schedule 2, which is attached hereto and incorporated by reference herein as though fully set forth. Such nkind contributions have an agreed value in excess of $200,000 and shall be free and clear of all liens and encumbrances, except as specified on Schedule 2."

          6. Section 4.1 of Article IV is amended in its entirety to provide as follows:

               "4.1 Participating Interests. The Participating Interests of the Parties in the profits, losses and assets of the Joint Venture shall be:

            NGVD:  Thirty-Five Percent (35%)

            CAI:   Fifteen Percent (15%)

            OEM:   Fifty Percent (50%)"

          7. Section 5.1 of Article V is amended in its entirety to provide as follows:

               "5.1 Organization and Composition. The Parties shall conduct the business of the Joint Venture thmugh a Management Committee, which shall determine overall policies, objectives, procedures, methods and actions under this Agreement. NGVD and OEM shall each appoint two members to the Management Committee and CAI shall appoint one member. Each Party may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed to be a member. Appointments shall be made or changed by written notice to the other Parties. Each Management Committee member may bring such techniCAI and other advisors as it deems appropriate to all Management Committee meetings."

          8. Section 5.2 of Article V is deleted in its entirety.

          9. Section 5.3 and the first two paragraphs of Section 5.4 of Article V are amended in their entirety to provide as follows:

               "5.3 Decisions. Each Party shall vote and act through its appointed members on the Management Committee, unless otherwise provided in this Agreement. Decisions made by the Management Committee shall be by a vote of sixty-five percent (65%) of the Participating Interests of the Joint Venture. In the event of an impasse having a materially adverse effect on Joint Venture operations, the matter shall be determined by binding arbitration in accordance with Section 12.4; provided, however, that, without its express written consent, no Party shall be required, through arbitration or otherwise, to make any additional contributions, advances or loans to, or to pay or guarantee any obligations or indebtedness of, the Joint Venture except as expressly provided in this Agreement.

               5.4 Meetings. Unless otherwise agreed, the Manager shall give the Parties thirty (30) days notice of meetings of the Management Committee, but receipt by all Parties of such thirty (30) day notice shall not be a prerequisite for the holding of a regular meeting. Any Party may call a special meeting upon ten (10) days notice to the other Parties. In case of emergency, reasonable notice shall suffice.

               Notice may be waived by the written consent of the Management Committee members. A quorum for any meeting shall consist of one member representing each Party. However, if any Party fails to attend two consecutive properly called meetings, then a quorum shall consist of the member or members representing the other Party(s) and such Party(s) vote shall be considered the vote required by Section 5.3 for the purposes of the conduct of all business properly noticed."

          10. Section 6.1 of Article VI is amended in its entirety to provide as follows:

               "6.1 Appointment. OEM shall designate one of its representatives as Manager. The Manager shall have overall, day-to-day responsibility for all

     Operations of the Joint Venture, including the powers and duties set forth in Section 6.2. The Manager shall serve in such capacity until resignation, replacement by OEM or replacement by vote of the Management Committee in accordance with Section 5.3 of this Agreement. The Parties direct the Manager to perform the duties of Manager of the Joint Venture subject to the terms and conditions of this Agreement. The Parties agree that at all times the Manager shall be the agent of the Joint Venture for conducting Operations on behalf of the Joint Venture and for the performance of such other duties as are imposed on the Manager by the Parties under or pursuant to the provisions of this Agreement. The Manager shall consult freely with the Management Committee."

          11. Article X, Insurance, is amended by substituting "NGVD, CAI and OEM" for "NGVD and ECA" throughout.

          12. Section 12.6 of Article XII is amended in its entirety to provide as follows:

               "12.6 Non-Recourse Obligations

                    (a) All obligations of OEM hereunder shall be the sole responsibility of OEM and, in the absence of any express written assumption thereof, neither NGVD, CAI nor any person or entity on behalf of any of them shall have any recourse to any person or entity other than OEM (including, but not limited to OEM's shareholders, officers, directors or employees or its affiliates) for any breach by or liability of OEM arising out of this Agreement. Without diminishing the generality of the foregoing, the parties agree that Southern California Gas Company and Pacific Enterprises shall have no obligations or liabilities whatsoever under, or arising out of, this Agreement.

                    (b) All obligations of NGVD hereunder shall be the sole responsibility of NGVD and, in the absence of any express written assumption thereof, neither OEM, CAI nor any person or entity on behalf of any of them shall have any recourse to any person or entity other than NGVD (including, but not limited to NGVD's shareholders, officers, directors or employees or its affiliates) for any breach by or liability of NGVD arising out of this Agreement.

                    (c) All obligations of CAI hereunder shall be the sole responsibility of CAI and, in the absence of any express written assumption thereof, neither OEM, NGVD nor any person or entity on behalf of any of them shall have any recourse to any person or entity other than CAI (including, but not limited to CAI's shareholders, officers, directors or employees or its affiliates) for any breach by or liability of CAI arising out of this Agreement."

          13. Article XII, Indemnification, is amended in its entirety to provide as follows:

               "13.1 Indemnification of Manager by Joint Venture. The Joint Venture shall indemnify, defend and hold harmless the Manager and the Party designating the Manager (including such Party's officers, directors, employees and agents) from any and all claims, expenses, costs (including reasonable attorneys fees), loss and liability arising out of or connected with Manager's performance under this Agreement, provided that Manager was acting in good faith and in what (s)he believed to be the best interests of the Joint Venture.

               13.2 Indemnification of Joint Venture by Party Designating Manager. The Party designating the Manager shall indemnify, defend and hold harmless the Joint Venture from any and all claims, expenses, costs (including reasonable attorneys fees), loss and liability arising out of or connected with Manager's failure to act in good faith and in what (s)he believed to be the best interests of the Joint Venture.

               13.3 Indemnification of Joint Venture by all Parties. Each Party shall indemnify, defend and hold harmless the Joint Venture and the other Parties from any and all claims, expenses, costs (including reasonable attorneys fees), loss and liability arising out of or connected with the Joint Venture caused by the gross negligence, willful misconduct, breach of warranty, or unauthorized binding of the Joint Venture to an obligation by such Party or its Affiliate; provided that this provision shall not extend to claims, expenses, costs, loss and liability arising out of the provision of products by a Party or Affiliate which are used by the Joint Venture in the conversion of vehicles to natural gas power, as such products are covered by separate warranties.

               13.4 Additional Provisions. The obligations of the Parties pursuant to the provisions of Sections 13.1, 13.2 and 13.3 are subject to the following additional rights and limitations:

                    13.4.1 The indemnification provided for by this Article XIII available to a Party shall extend to an Affiliate of that Party with respect to claims, expenses, costs (including reasonable attorneys fees), loss and liability arising out of a Joint Venture liability or obligation that is paid by or incurred by such Affiliate solely as a result of such Affiliate directly or indirectly owning or controlling the Party.

                    13.4.2 The indemnification provided for by this Article XIII shall not inure to the benefit of any Party or Affiliate in respect of any claims, expenses, costs (including reasonable attorneys fees), loss or liability to the extent that they

                         (a) Are a tax, levy or similar fee or governmental charge which is not imposed upon the Joint Venture or upon its Assets;

                         (b) Arise out of, or is based upon, the gross negligence, willful misconduct, breach of warranty, or unauthorized binding of the Joint Venture to an obligation by the Party or Affiliate seeing to be indemnified;

                         (c) Are covered by the insurance (exclusive of self-insurance) of the Party or Affiliate seeking to be to be indemnified."

          14. Section 14.1 of Article XIV is amended in its entirety to provide as follows:

               "14.1 The Joint Venture is dissolved and its affairs shall be wound up upon the first to occur of the following:

                    14.1.1 Termination by Agreement. The Parties may dissolve this Joint Venture at any Ume by written agreement.

                    14.1.2 Termination by Expiration. The Joint Venture shall be dissolved on January 1, 2026, unless, to the extent permitted by law, the business of the Joint Venture is continued by the consent of all Parties.

                    14.1.3 Termination by Disability. The Joint Venture shall be dissolved upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Party or the occurrence of any other event which terminates the continued membership of a Party in the Joint Venture unless the business of the Joint Venture is continued by the consent of all the remaining Parties within ninety (90) days following the occurrence of any such event.

                    14.1.4 Termination by Arbitration Decision or Judicial Decree. The Joint Venture shall be dissolved for cause pursuant to applicable law, if requested by a Party and required by a duly issued decision of a board of arbitrators properly convened pursuant to Section
     12.4 or ordered by a court of competent jurisdiction."

          15. Section 15.1 of Article XV shall be amended in its entirety to provide as follows:

               "15.1 Consent to Transfer Participating Interest. Upon the written consent of the remaining Parties, a Party may assign or transfer all or a portion of its interest in the Joint Venture and the assignee or transferee shall become a substitute member of the Joint Venture. Notwithstanding the foregoing, a Party may grant a security interest in its Participating Interest by mortgage, deed of trust, pledge, lien or other encumbrance in a bona fide transaction, provided that, except as may be agreed by the remaining Parties, such security interest is subordinate to the terms of this Agreement and the rights and interests of the other Parties hereunder and that upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to acquire only the right to receive any distributions from the Joint Venture to which the transferring party would be entitled (absent such security interest) and shall not thereby have any right to participate in the management or operation of the Joint Venture through membership in the Management Committee or otherwise."

          16. Article XV, Transfer of Interest, is further amended by deleting clause (5) of Section 15.2 and deleting Sections 15.3, Preemptive Right, and 15.4, Exceptions to Preemptive Right.

          17. Section 16.1, Notices, of Article XVI is amended by Substituting the name "Mr. John Weber" for that of "Mr. Detlef Stevenson" and by adding the following address for notice for CAI:

                       "Cardinal Automotive Incorporated

                        7200 FIFTEEN MILE RD.
                        STERLING HEIGHTS MI
                                      48312-4525
                        If by Fax:  810-268-6488"

          18. Unless the context otherwise requires, all references to the Agreement shall mean the Agreement as amended hereby and all references in the Agreement to the singular shall include the plural and vice versa.

          19. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one agreement any Party may execute this Amendment by signing any such counterpart.

          20. Except as provided herein, all provisions, terms and conditions of the Agreement, as previously amended, shall remain in full force and effect. As hereby amended, the Agreement is ratified and confirmed in all respects.

          IN WITNESS WHEREOF, NGVD, CAI and OEM have caused this Amendment to be executed and delivered by their duly authorized officers this __ day of December, 1995, provided that this Amendment shall become eftective as of the first Day of January, 1996.



NATURAL GAS VEHICLE                     CARDINAL AUTOMOTIVE
DEVELOPMENT COMPANY,                    INCORPORATED,
a corporation                           a corporation


By /s/ John R. Bacon                    By /s/ Todd W. Rogers
  ---------------------------             --------------------------
Title President                         Title President
     ------------------------                -----------------------



ECOTRANS OEM CORPORATION,
a corporation


By Warren I. Mitchell
  ---------------------------
Title President
     ------------------------




Attachments:  Schedule 1 - Additional Capital Contribution of OEM (Section 3.7)
              Schedule 2 - Additional Capital Contribution of CAI (Section 3.8)

                                                            [STAMP]
December 20, 1995                                           RECEIVED
                                                            DEC 20 1995
To: John Bacon, Todd Rogers, John Weber

From: Ron Smith

Subject: Changes to Amendment 2


The following represent changes to Amendment 2 following yesterday's meeting between John Bacon and John Weber.

     References to "Manager" are clarified so as to refer to OEM's Designated Manager, and Individual. (2.1(d), 8.1, 13.1 and 13.2)

     5.1 has been amended to limit CAI to one Management Committee member.

     5.2 is expressly deleted (under Amendment 1, it would "spring" into validity in 1997)

     14.1.4 has been clarified

     18 defines singular to include the plural, to cover the many references in the JV to the "other Party."

If there is any questions or concerns please let me know by pager 213-968-6162.

                                 AMENDMENT NO.3
                                       TO
                             JOINT VENTURE AGREEMENT

          This Amendment No.3 to Joint Venture Agreement (the "Amendment") is made and shall become effective as of the first day of January, 1996, by and among Natural Gas Vehicle Development Company, a California corporation ("NGVD"), EcoTrans OEM Corporation, a California corporation ("OEM", formerly known as EcoTrans Aftermarket Corporation), and Cardinal Automotive Incorporated ("CAI").

                                    RECITALS

          WHEREAS, NGVD, OEM and CAI have entered into Amendment No. 2, dated as of January 1, 1996 ("Amendment 2"), which amends that certain Joint Venture Agrement dated as of May 1, 1993, as previously amended (as so amended, the "JVA" or "Agreement"); and

          WHEREAS, NGVD, OEM and CAI desire to further clarify Amendment 2.

                                    AGREEMENT

          NOW, THEREFORE, NGVD, OEM and CAI agree as follows:

1. Section 9 of Amendment 2 (amending Section 5.3 of the JVA) is amended by substituting "unanimous vote" for "vote of sixty-five percent (65%)".

2. Section 10 of Amendment 2 (amending Section 6.1 of the JVA) is amended by rephrasing the first sentence of Section 6.1 of the Agreement, as thereby amended, to provide as follows:

          "OEM shall designate one of its representatives as Manager, to serve for an initial term of three (3) years, through January 1, 1999, whereupon the Management Committee will have the right to approve the Manager by unanimous vote in accordance with Section 5.3 of this Agreement."

3. Section 13 of Amendment 2 (amending Article XIII of the JVA) is amended by deleting the proviso "as such products are covered by separate warranties" at the end of Section 13.3 and adding the following provision as
     Section 13.4.3:

          "13.4.3 Neither a Party nor the Joint Venture shall be liable by reason of this Article XIII for any claims, expenses, costs, loss or liability arising out of the provision of products by such Party or an Affiliate or by the Joint Venture which are used by the Joint Venture in the conversion of vehicles to natural gas power; provided that nothing herein shall deprive a Party, an Affiliate, the Joint Venture, or any other natural person or entity of remedies to which it would be entitled in the absence of the foregoing provisions of this Article XIII."

4. Section 15 of Amendment 2 (amending Section 15.1 of the JVA) is modified by amending tne first sentence thereof to provide as follows:

          "Upon the written consent of the remaining Parties, which shall not be unreasonably withheld, a Party may assign or transfer all or a portion of its interest in the Joint Venture, and the assignee or transferee shall become a substitute member of the Joint Venture."

5. Section 16 of Amendment 2 (further amending Article XV of the JVA), is amended to reinstate the preemptive rights of the Parties (in proportion to their Participating Interests) by amending that section to provide as follows:

          "16. Article XV, Transfer of Interest, is further amended by deleting clause (5) of Section 15.2."

6. Section 17 of Amendment 2 (amending Section 16.1 of the JVA) is amended by adding the following addresses for notice:

                   Cardinal Automotive Incorporated
                   Attn: Mr. Todd Rogers, President
                   7200 Fifteen Mile Road
                   Sterling Heights, MI 48312-4525

                   If by fax: (810) 268-6488


                   Natural Gas Vehicle Development Company
                   Attn: Mr. John R. Bacon, President
                   5580 Cherry Avenue
                   Long Beach, CA 90805

                   If by fax: (310) 630-1382

7. Attached hereto are corrected Schedules 1 and 2, which shall be inserted in the Agreement as attachments to Amendment 2.

8. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one agreement. Any Party may execute this Amendment by signing any such counterpart.

9. Except as provided herein, all provisions, terms and conditions of the Agreement, as previously amended, shall remain in full force and effect. As hereby amended, the Agreement is ratified and confirmed in all respects.

     IN WITNESS WHEREOF, NGVD, CAI and OEM have caused this Amendment to be executed and delivered by their duly authorized officers this ___ day of December, 1995, provided that Amendment 2, as modified by this Amendment, shall become effective as of the first day of January, 1996.



NATURAL GAS VEHICLE                     CARDINAL AUTOMOTIVE
DEVELOPMENT COMPANY,                    INCORPORATED,
a corporation                           a corporation


By /s/ John R. Bacon                    By /s/ Todd W. Rogers
  ---------------------------             --------------------------
Title President                         Title President
     ------------------------                -----------------------



ECOTRANS OEM
CORPORATION,
a corporation


By John Weber
  ---------------------------
Title Vice President
     ------------------------

                                   SCHEDULE 1

                            OEM EQUITY CONTRIBUTION

1. Fixtures and assets in building #3 or NGV Ecotrans' building that remain on loan. Estimated value $200,000.

     A. Cylinder hoists in both buildings

     B. Vehicle hoists totaling 6 and located in both buildings

     C. Computer systems including CAD systems located in both buildings

     D. Phones and furniture located in both buildings

     E. Gasoline siphoning pump system (pumps, piping, installation and permits)

     F. Air Compressor, FRLs and auxiliary lines installed in 1994 and 1995 in bldg. #3

     G. Roll up doors on the dyno area in building #3

     H. New forklift converted to natural gas

                                   SCHEDULE 2

                          CARDINAL EQUITY CONTRIBUTION

1. Current backlog in excess of $1.5 million and 3% net profit of $45,000.

2. Expertise and goodwill established in S. California at $50K.

     A. Established ship-to codes for 2424E. Olympic Blvd.

     B. Experience and rapport established with a different set of customers than NGV Ecotrans.

     C. Industry recognition, Chrysler's Penastar quality award and resulting Business from Chrysler for Cardinal - Western Operations. Ford's QVM approval in Detroit.

     D. Already established as an Impco/GM qualified upfitter through Feb. 1994 with the former GM program.

3. Current management and production philosophies at $50K.

4. Cardinal assets estimated at less than $50K.

                [LETTERHEAD OF LINDABURY, McCORMICK & ESTABROOK]

                                December 28, 1995

Via Facsimile

Mr. William Dorland
Pacific Enterprises Companies
P.O. Box 60043
M.L. 52M
Los Angeles, California 90060

               Re: Natural Gas Vehicle Development Company, Inc.

Dear Mr. Dorland:

     Please be advised that John Bacon has signed the Amendment No. 3 (the "Amendment") to Joint Venture Agreement with one minor clarification. Paragraph 3 of the Amendment has been amended to read as follows:

     "Section 13 of Amendment 2 (amending Article XIII of the JVA) is amended by deleting the proviso. 'as such products are covered by separate warraties', at the end of Section 13.3 and adding the following provision as Section 13.4.3:..."

     If you have any questions, please do not hesitate to contact me. Unfortunately, I will be out of the office for the remainder of Thursday, December 28, 1995, but I will be in my office tomorrow. Thank you.


                                             Very truly yours,

                                   LINDABURY, McCORMICK & ESTABROOK

                                             /s/ Colleen D. Brennan
                                             Colleen D. Brennan



CDB:ms
CC: John Bacon